VERY URGENT REQUEST
Your Software LinuxOne Light

Dear Sir/Madam:

The DATA BECKER Corporation is Germany's market leading computer book publisher and, as a software publisher, has made a commitment to provide its customers with excellent computer software at value prizes. In general, our magazines "PC Praxis" (monthly, circulation 380,000 copies per issue); "PC INTERN" (monthly, circulation 160,000 copies per issue); "Computer furs Geschaft" (circulation 150,000 copies per issue); "Online Praxis" (quarterly, circulation 80,000 copies per issue); and "PC fur Einsteiger" (i.e., for beginners; twice a year, circulation 100,000 copies per issue) all come with a CD-ROM, which will also apply to future DATA BECKER magazines. These CDs contain selected software which is valuable to our customers. The magazines are either published or are already projected to be published in various European countries.

Looking for such useful programs, we learned about your software LinuxOne Light and would very much like to integrate it in our above-mentioned magazines-CDs. If you are interested in having your software appear on our CDs, we would be pleased to receive the download address from which we may always download the ever most recent version of your software along with the signed notice that you agree on us (DATA BECKER GmbH & Co. KG) copying and distributing the unaltered most recent version of your software not limited in time or in the number of copies made and distributed and place of distribution within Europe. This license may freely be revoked by you with effect to the second issues after notice of revocation. By signing, you confirm that your software is free from any third-party property rights or copyrights and that no other rights exist which prevent or diminish the use of the software by DATA BECKER under the provisions of this agreement. You shall insofar indemnify DATA BECKER from and against all third-party claims arising from any infringement of third-party rights.

Please testify your approval solely by signing this notice and mailing or faxing it to the address below.

Notice: For your reply to be handled properly, it is necessary that you return the entire sheet.

DATA BECKER GmbH & Co. KG
Thomas Doring
Merowingerstr. 30
40223 Dusseldorf, Germany

tdoering@databecker.de

Fax: 0049211-3190498

We look very much forward to hearing from you and hope we will be able to work together on this project.

Sincerely yours,
Editor

Name:              LinuxOne, Inc./ Attn. Dr. Wun C. Chiou, Sr.
Address:           201 San Antonio Circle, C250, Mountain View, CA. 94040
Email Address:     WCHIOU@linuxone.net
Download-Address:  www.linuxone.net
Our software is:   A regular Commercial Version
The license to the software for end users is not limited in time
Products:           LinuxOne Lite

LinuxOne, Inc., a Nevada corporation
By:
/s/ Wun C. Chiou, Sr., President

at Mountain View, CA. 94040
Date:    November 30, 1999